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                                                                    Exhibit 10.6

                                 PROMISSORY NOTE

$4,900,000.00                                                 New York, New York
                                                              February 18, 2005

          FOR VALUE RECEIVED, Castle Brands Inc., a Delaware corporation (the "Debtor") hereby promises to pay to the order of Gosling Partners Inc., a Delaware corporation (the "Holder"), whose address is c/o E. Malcolm B. Gosling, 78 Oak Street, Weston, MA 02493, or at such other place as the Holder may from time to time designate, the principal sum of Four Million Nine Hundred Thousand Dollars ($4,900,000.00), together with interest thereon as follows:

          Debtor shall pay Holder

          1. An installment in the amount of $1,025,000 due April 1, 2005;
          2. An installment in the amount of $1,125,000 due October 1, 2005;
          3. An installment in the amount of $1,000,000 due April 1, 2006
          4. An installment in the amount of $1,000,000 due October 1, 2006; and
          5. An installment in the amount of $750,000 due April 1, 2007,

together with interest as the same accrues on the unpaid principal amount at a rate equal to four percent (4.0%) per annum, commencing with the second installment payment which is due October 1, 2005 and continuing with each installment thereafter until the Note is paid in full. Unless the Note is accelerated upon an Event of Default (as defined below), any outstanding principal, plus any outstanding interest, shall be due and payable on the last scheduled payment date.

          This Note may be prepaid at any time, in whole or in part, at the option of the Debtor and shall immediately be prepaid in full upon any sale or transfer of the Debtor's ownership interest in Holder. Any prepayment shall be made together with all interest accrued but unpaid through the date of prepayment but without penalty.

          An "Event of Default" occurs if the Debtor shall fail to make in full any payment of principal or interest under this Note on the date provided for or within ninety (90) calendar days thereafter. If an Event of Default shall occur and is continuing, then at the option of the Holder, the entire unpaid balance of this Note shall be accelerated and the same, together with all accrued interest, shall become immediately due and payable. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder and a waiver of any such right on any one occasion shall not be construed as a bar to or a waiver of any such right of any future occasion.

          This Note may not be modified or terminated orally.

          This Note shall be governed by the law of the State of New York applicable to agreements made and to be performed in that State.
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                                       -2-


                                        CASTLE BRANDS INC.


                                        By: /s/ Mark Andrews
                                            ------------------------------------
                                        Name: Mark Andrews
                                        Title: Chairman and Chief Executive
                                                  Officer

            [Signature Page to Promissory Note by Castle Brands Inc.
                       in Favor of Gosling Partners Inc.]